Exhibit F-1
                                                                   -----------











                                                      November 6, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:   GPU, Inc.
                  Jersey Central Power & Light Company
                  Metropolitan Edison Company
                  Pennsylvania Electric Company
                  Declaration on Form U-1
                  SEC File No. 70-9309
                  --------------------

Ladies and Gentlemen:

            We have examined the Declaration on Form U-1, dated June 10, 1998, under the Public Utility Holding Company Act of 1935 ("Act"), filed by GPU, Inc. ("GPU"), a Pennsylvania corporation, and its subsidiaries Jersey Central Power & Light Company ("JCP&L"), a New Jersey corporation, Metropolitan Edison Company ("Met-Ed"), a Pennsylvania corporation, and Pennsylvania Electric Company ("Penelec"), a Pennsylvania corporation (JCP&L, Met-Ed and Penelec are collectively referred to as the "Operating Companies"), with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-9309, as amended by Amendment No. 1 thereto, dated September 24, 1998 and Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration").

            The Declaration requests authorization for GPU to execute and deliver letter of credit reimbursement agreements or guarantees thereof ("collectively L/C Reimbursement Agreements") from time to time through December 31, 2006 in respect of letters of credit having an aggregate face amount of up to $40 million ("L/Cs"). The L/Cs will be furnished by GPU Service, Inc. ("GPUS") on behalf of the Operating Companies and/or GPUS, GPU Nuclear, Inc.

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Securities and Exchange Commission
November 6, 1998
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and  GPU  Generation,   Inc.  to  their  insurance  carriers  providing  workers
compensation insurance coverage.

            We have been counsel to GPU and its subsidiaries for many years. In that connection, we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other than the laws of the States of New York. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP filed as Exhibit F-2 to the Declaration.

            Based upon and subject to the foregoing, and assuming that (i) the transactions therein proposed are carried out in accordance with the Declaration, and (ii) the L/C Reimbursement Agreements are issued in compliance with applicable guarantee limitations in GPU's revolving credit agreement and third party guarantees, we are of the opinion that when the Commission shall have entered an order forthwith permitting the Declaration to become effective,

            (a) all State laws applicable to the proposed transactions will have been complied with;

            (b)   GPU is validly organized and duly existing;

            (c) the L/C Reimbursement Agreements will be valid and binding obligations of GPU in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principles of equity limiting the availability of equitable remedies; and


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Securities and Exchange Commission
November 6, 1998
Page 3



            (d) the consummation of the transactions proposed in the Declaration will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                   Very truly yours,




                                    BERLACK, ISRAELS & LIBERMAN LLP